SUPPLEMENTAL INDENTURE NO. 4 Supplemental Indenture No. 4, dated as of May 25, 2022, (this “Fourth Supplemental Indenture”) among Perrigo Finance Unlimited Company, an Irish public unlimited company (formerly, Perrigo Finance plc) (the “Company”), Perrigo Company plc, an Irish public limited company (the “Parent Guarantor”), Perrigo Investments, LLC, Perrigo Investments Capital, Inc., Athena Neurosciences, LLC, CP Kayak Holdings, Inc., Elan Pharmaceuticals, LLC, PBM Nutritionals, LLC, Perrigo Diabetes Care, LLC, Perrigo International Holdings II, Inc., Perrigo New York, Inc., Perrigo Oral Health Care Holdings, Inc., Ranir Global Holdings, LLC, Ranir, LLC, PBM Products, LLC, PBM Foods, LLC, PBM Canada Holdings, LLC, PBM China Holdings, LLC, Perrigo Mexico Investment Holdings, LLC, Perrigo International Holdings, LLC, Perrigo Florida, Inc., Perrigo Direct, Inc., Perrigo Americas Holdings, Inc., Gr8ness, LLC, L. Perrigo Company, Perrigo Company, Perrigo Finance (US) LLC, Perrigo International, Inc., Perrigo Management Company, Perrigo Research & Development Company, Perrigo Sales Corporation, PMI Branded Pharmaceuticals, Inc., Galpharm Healthcare Limited, Galpharm International Limited, Omega Pharma Limited, Perrigo Pharma Limited, Perrigo UK Acquisition Limited, Ranir (Holdings) Limited, The Learning Pharmacy Ltd., Wrafton Laboratories Limited, Ranir Limited, Solent Oral Care LTD, Kiteacre Limited, Biover NV, Jaico R.D.P. NV, Medgenix Benelux NV, OCE-BIO BV, Omega Pharma Belgium NV, Omega Pharma Capital NV, Omega Pharma Innovation & Development NV, Omega Pharma International NV, Omega Pharma Trading NV, Perrigo Europe Invest NV, Perrigo Holding NV, Perrigo Finance Unlimited Company, Chefaro Ireland Designated Activity Company, Habsont Unlimited Company, Perrigo Corporation Designated Activity Company, Perrigo Holdings Unlimited Company, Perrigo International Finance Designated Activity Company, Perrigo Ireland 1 Designated Activity Company, Perrigo Ireland 10 Unlimited Company, Perrigo Ireland 2 Designated Activity Company, Perrigo Ireland 3 Designated Activity Company, Perrigo Ireland 8 Designated Activity Company, Perrigo Ireland 4 Unlimited Company, Perrigo Ireland 5 Unlimited Company, Perrigo Ireland 6 Unlimited Company, Perrigo Pharma International Designated Activity Company, Perrigo Ireland Management Designated Activity Company, Perrigo Ireland 9 Unlimited Company, Perrigo Ireland 11 Designated Activity Company, Perrigo Ireland 12 Designated Activity Company, Perrigo Ireland 13 Designated Activity Company, Perrigo Science One Designated Activity Company, Perrigo Science Eight Unlimited Company and Omega Teknika Designated Activity Company (each a “New Perrigo Guarantor”, and collectively the “New Perrigo Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”). W I T N E S S E T H WHEREAS, the Company, the Parent Guarantor and the Trustee are parties to an indenture (the “Indenture”), dated as of December 2, 2014, as supplemented by the Supplemental Indenture No. 1 among the Company, the Parent Guarantor and the Trustee, dated as of December 2, 2014, providing for the issuance by the Company of $500,000,000 aggregate principal amount of 3.500% Senior Notes due 2021 (the “First 2021 Notes”), $700,000,000 aggregate principal amount of 3.900% Senior Notes due 2024 (the “2024 Exhibit 4.2

Notes”) and $400,000,000 aggregate principal amount of 4.900% Senior Notes due 2044 (the “2044 Notes”); the Supplemental Indenture No. 2 among the Company, the Parent Guarantor and the Trustee, dated as of March 10, 2016 providing for the issuance by the Company of $500,000,000 aggregate principal amount of 3.500% Senior Notes due 2021 (the “Second 2021 Notes”) and $700,000,000 aggregate principal amount of 4.375% Senior Notes due 2026 (the “2026 Notes”) and Supplemental Indenture No. 3 among the Company, the Parent Guarantor and the Trustee, dated as of June 19, 2020, providing for the issuance by the Company of $750,000,000 aggregate principal amount of 3.150% Senior Notes due 2030 (the “2030 Notes” and, together with the First 2021 Notes, the 2024 Notes, the 2044 Notes, the Second 2021 Notes, the 2026 Notes and the 2030 Notes, the “Notes”); WHEREAS, the First 2021 Notes and the Second 2021 Notes are no longer outstanding; WHEREAS, the New Perrigo Guarantors now wish to provide an irrevocable and unconditional guarantee in respect of the 2024 Notes, the 2026 Notes, the 2030 Notes and the 2044 Notes (collectively, the “Outstanding Notes”) and the guarantees of each New Perrigo Guarantor will constitute a direct benefit to such New Perrigo Guarantor and will be in furtherance of the corporate purposes of such New Perrigo Guarantor or necessary or convenient to the conduct, promotion or attainment of the business of such New Perrigo Guarantor and, accordingly, in consideration therefor, each New Perrigo Guarantor is willing to guarantee the Outstanding Notes on the terms set forth herein; WHEREAS, Section 9.1(o) of the Indenture provides that the Trustee is authorized to execute and deliver this Fourth Supplemental Indenture without the consent of the Holders of the Outstanding Notes to provide for the guarantee and any guarantor release provisions of the Outstanding Notes; WHEREAS, pursuant to Section 9.3 of the Indenture, the Trustee is authorized to execute and deliver this Fourth Supplemental Indenture; NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Outstanding Notes as follows: (1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. (2) Agreement to be Bound. Each New Perrigo Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. (3) Guarantee. Each New Perrigo Guarantor agrees, on a joint and several basis, with the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Outstanding Notes and the Trustee the obligations of the Company pursuant to and as set forth in Article Fourteen of the Indenture. Notwithstanding Section 2.1,

Section 2.4(a), Section 3.3, Section 14.2 and any other provisions of the Indenture, and solely for purposes of the Outstanding Notes, the New Perrigo Guarantors, the Company, the Parent Guarantor and the Trustee hereby agree that notwithstanding the absence of the endorsement of any notation of such Guarantee on the Outstanding Notes (i) the Guarantee of the New Perrigo Guarantors shall remain in full force and effect and (ii) all references in the Indenture to any Guarantee endorsed on the Outstanding Notes shall be deemed to refer to the Guarantee of the New Perrigo Guarantors contained in this Section 3 of this Fourth Supplemental Indenture. In addition, in respect of each New Perrigo Guarantor incorporated or existing under Belgian law (each a “Belgian Guarantor”) its obligations and the granting of its Guarantee shall be limited as follows: (a) the Guarantee granted by any Belgian Guarantor shall not include and shall not extend to cover any payment obligation arising out of amounts used to fund directly or indirectly the acquisition of shares of such Belgian Guarantor to the extent that by assuming such obligation the Belgian Guarantor would be deemed to be providing prohibited financial assistance to the acquisition of its own shares or capital participations, as prohibited under Article 5:152 or Article 7:227 (as applicable) of the Belgian Code of Companies and Associations; and (b) the aggregate liability of a Belgian Guarantor for the obligations of any Loan Party, which is not a direct or indirect Subsidiary of that Belgian Guarantor shall at all times be limited to an amount not exceeding the greater of: (i) an amount equal to 90% of that Belgian Guarantor’s net assets (eigen vermogen/capitaux propres) as determined in Article 5:142 or Article 7:212 (as applicable) of the Belgian Code of Companies and Associations, but not taking intra group debt into account as debt, as calculated on the basis of its most recent financial statements on the date of which a demand for payment is made; (ii) an amount equal to 90% of that Belgian Guarantor’s net assets (eigen vermogen/capitaux propres) as determined in accordance with Article 5:142 or Article 7:212 (as applicable) of the Belgian Code of Companies and Associations, but not taking intra group debt into account as debt, as calculated on the basis of its most recent financial statements on the date of this Third Supplemental Indenture; and (iii) the aggregate amount of all moneys, either directly or through one or more members of the Group made available to (i) that Belgian Guarantor and (ii) the Subsidiaries of that Belgian Guarantor, in each case, irrespective of whether retained or on-lent by the Belgian Guarantor or its Subsidiary. (4) Release of Guarantee. Each New Guarantor’s Guarantee in respect of each series of Notes shall terminate upon the Legal Defeasance or discharge of such series of Notes pursuant to Article 4 or Section 13.2 of the Base Indenture, as the case may be.

(5) Severability. In case any provision of this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. (6) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of a New Perrigo Guarantor shall have any liability for any obligations of the Company or the Guarantors (including a New Perrigo Guarantor) under the Outstanding Notes, any Guarantees, the Indenture or this Fourth Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Outstanding Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Outstanding Notes. (7) Effect of Fourth Supplemental Indenture; Conflicts With Indenture. This Fourth Supplemental Indenture is executed by the New Perrigo Guarantors, the Company and the Trustee upon the Company’s request, pursuant to the provisions of the Indenture, and the terms and conditions hereof shall be deemed to be part of the Indenture for all purposes. The Indenture, as amended and supplemented by this Fourth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed. Notwithstanding the foregoing, to the extent that any of the terms of this Fourth Supplemental Indenture are inconsistent with, or conflict with, the terms of the Indenture, the terms of this Fourth Supplemental Indenture shall govern. (8) Trustee Disclaimer. The recitals contained in this Fourth Supplemental Indenture shall be taken as the statements of the Company and the New Perrigo Guarantors and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to and shall not be responsible for the validity or sufficiency of this Fourth Supplemental Indenture or the Guarantees of the New Perrigo Guarantors. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Fourth Supplemental Indenture. (9) Counterparts; Electronic Signatures. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterparty may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The exchange of copies of this Fourth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Fourth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fourth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Fourth Supplemental Indenture and any certificate, agreement or other document to be signed in connection with this Supplemental Indenture and the transactions contemplated hereby shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings. (10) Headings. The headings of the sections in this Fourth Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof. [Signature Pages Follow]

[Signature Page to Supplemental Indenture No. 4] IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, all as of the date first above written. Perrigo Company plc By: Name: Sonia A. Hollies Title: Senior Vice President and Treasurer

[Signature Page to Supplemental Indenture No. 4] IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, all as of the date first above written. Perrigo Finance Unlimited Company By: Name: Sonia A. Hollies Title: Senior Vice President and Treasurer

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the date first above written.

Perrigo Investments, LLC
Perrigo Investments Capital, Inc.
CP Kayak Holdings, Inc.
Elan Pharmaceuticals, LLC
PBM Nutritionals, LLC
Perrigo Diabetes Care, LLC
Perrigo International Holdings II, Inc.
Perrigo New York, Inc.
Perrigo Oral Health Care Holdings, Inc.
Ranir Global Holdings, LLC
Ranir, LLC
PBM Products, LLC
PBM Foods, LLC
PBM Canada Holdings, LLC
PBM China Holdings, LLC
Perrigo Mexico Investment Holdings, LLC
Perrigo International Holdings, LLC
Perrigo Florida, Inc.
Perrigo Direct, Inc.
Perrigo Americas Holdings, Inc.
Gr8ness, LLC
L. Perrigo Company
Perrigo Company
Perrigo Finance (US) LLC
Perrigo International, Inc.
Perrigo Management Company
Perrigo Research & Development Company
Perrigo Sales Corporation
PMI Branded Pharmaceuticals, Inc.

By: Sonia A. Hollies

Name: Sonia A. Hollies
Title: Senior Vice President and Treasurer

Athena Neurosciences, LLC

By: Sonia A. Hollies

Name: Sonia A. Hollies
Title: President and Treasurer

[Signature Page to Supplemental Indenture No. 4]